Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Laura Hodges
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SECOND QUARTER RESULTS, UPDATES
2014 GUIDANCE AND INTRODUCES THE DOUBLE-DOUBLE PROGRAM

MIAMI – July 24, 2014 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported second quarter results, updated full year guidance and introduced its Double-Double Program, a new three-year profitability initiative.

KEY HIGHLIGHTS

Second Quarter 2014 results:
>	Net Yields were up 2.6% on a Constant-Currency basis (up 2.4% As-Reported).
>	Net Cruise Costs (“NCC”) excluding fuel were down 4.7% on a Constant-Currency basis (down 4.2% As-Reported), better than guidance mainly due to timing.
>	Adjusted Net Income of $146.7 million, or $0.66 per share, versus Adjusted Net Income of $34.2 million, or $0.15 per share, in 2013.
>	US GAAP Net Income was $137.7 million or $0.62 per share versus $24.7 million, or $0.11 per share in 2013.

Full Year 2014 forecast:
>	Net Yields are expected to increase 2% to 3% on a Constant-Currency basis (2% to 3% As-Reported).
>	NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis (Approx. flat As-Reported).
>	Adjusted EPS is expected to be in the range of $3.40 to $3.50 per share. This is a $0.10 increase from the mid-point of the company’s previous guidance.

Double-Double Program:

The Double-Double Program is designed to achieve two important goals by 2017: increasing the company’s Return on Invested Capital (ROIC) to double digits and doubling 2014 EPS.  The company also believes that articulating clear and specific goals helps guide internal decision-making as well as better informing investors of the path of the business.

“Our focus over the last few years on improving investment returns with moderate capacity growth is clearly paying dividends,” said Richard D. Fain, chairman and chief executive officer.  “Our brands have never been stronger and we are well positioned for continued step change in performance.  The Double-Double Program sets demanding, but realistic targets, against which we will measure our continued progress.”

SECOND QUARTER RESULTS

Adjusted Net Income for the second quarter of 2014 was $146.7 million, or $0.66 per share, compared to Adjusted Net Income of $34.2 million, or $0.15 per share, in the second quarter of 2013.  US GAAP Net Income for the second quarter 2014 was $137.7 million or $0.62 per share, compared to $24.7 million or $0.11 per share in 2013.

Net Yields on a Constant-Currency basis increased 2.6% during the quarter.  This was at the high end of the company’s guidance driven by strong close-in booking trends for European and China sailings despite continued softness in the Caribbean.  Yields were up double digits in Europe and China offsetting the Caribbean's softness.

“Higher pricing for close-in European sailings propelled us above the top end of our guidance for the quarter,” said Jason T. Liberty, chief financial officer. “While the environment in the Caribbean remains promotional, our European itineraries continue to resonate well with strong demand from all markets.”

Onboard revenue initiatives continue to deliver positive results with a 3% increase for the quarter.  This is the tenth consecutive quarter of onboard revenue growth.

Constant-Currency NCC excluding fuel decreased 4.7%, which is 220 basis points better than the mid-point of guidance mainly due to timing. Approximately $16 million of expenses expected to be incurred during the second quarter were deferred to the second half of the year. Bunker pricing net of hedging for the second quarter was $711 per metric ton and consumption was 341,000 metric tons.

FULL YEAR 2014

The company has raised full year Adjusted EPS guidance to a range of $3.40 to $3.50 driven by a successful second quarter. Outperforming the mid-point of guidance for the second quarter by $0.16, with $0.07 related to the timing of expenses, drove the increase. Constant-Currency Net Revenue Yields and Net Cruise Costs excluding fuel are expected to be consistent with our previous guidance of up 2% to 3% and flat to slightly down, respectively.

“It is gratifying to raise our 2014 EPS guidance again,” said Jason T. Liberty, chief financial officer.  “Overall business has been solid and our equity investments continue to outperform, allowing us to deliver even better returns to our shareholders.”

Bookings since the April earnings call have been up nicely and the company continues to be booked ahead of last year in both load factor and APD.  Double-digit yield improvement on European and China sailings is helping offset a continued promotional environment in the Caribbean.

NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis and approximately flat on an As-Reported basis.  Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2014 Adjusted EPS to be in the range of $3.40 to $3.50 per share.

THIRD QUARTER 2014

Constant-Currency Net Yields are expected to be up approximately 4.0% in the third quarter of 2014.  NCC excluding fuel are expected to be flat to up 1% on a Constant-Currency basis. Equity investments for the third quarter are expected to increase, mainly driven by the addition of TUI Cruises’ Mein Schiff 3.  Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects third quarter Adjusted EPS to be approximately $2.20 per share.

DOUBLE-DOUBLE PROGRAM

In recent years, the company has focused heavily on improving investment returns with moderate capacity growth. Due to the success of this approach, management believes that now is an appropriate time to publicly articulate long-term goals for both ROIC and EPS.

“We are delighted to see how well our brands are doing in the marketplace,” said Richard D. Fain, chairman and chief executive officer.  “Our teams have worked diligently to solidify the company’s market position while maintaining strong cost discipline.  This has allowed us to target double digit ROIC and a doubling of earnings within three years.”

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts.  Based on today’s fuel prices the company has included $231 million and $949 million of fuel expense in its third quarter and full year 2014 guidance, respectively.

Forecasted consumption is 55% hedged via swaps for the remainder of 2014 and 51%, 35% and 15% hedged for 2015, 2016 and 2017, respectively.  For the same four-year period, the average cost per metric ton of the hedge portfolio is approximately $614, $642, $607 and $589, respectively.

The company provided the following fuel statistics for the third quarter and full year 2014:

FUEL STATISTICS	Third Quarter 2014	Full Year 2014
Fuel Consumption (metric tons)	325,000	1,345,000
Fuel Expenses	$231 million	$949 million
Percent Hedged (fwd consumption)	57%	55%
Impact of 10% change in fuel prices	$9.8 million	$20.8 million

In summary, the company provided the following guidance for the third quarter and full year of 2014:

GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2014
Net Yields	5% to 6%	Approx. 4%
Net Cruise Costs per APCD	Approx. 2%	1.5% to 2.0%
Net Cruise Costs per APCD excluding Fuel	Approx.1%	Flat to up 1%

Full Year 2014
Net Yields	2% to 3%	2% to 3%
Net Cruise Costs per APCD	Flat to up 1%	Flat to up 1%
Net Cruise Costs per APCD excluding Fuel	Approx. Flat	Flat to slightly down

	Third Quarter 2014	Full Year 2014
Capacity Increase	0.3%	1.7%
Depreciation and Amortization	$190 to $200 million	$775 to $785 million
Interest Expense, net	$55 to $60 million	$250 to $255 million
Adjusted EPS	Approx. $2.20	$3.40 to $3.50

1% Change in Currency	$4 million	$7 million
1% Change in Net Yield	$18 million	$33 million
1% Change in NCC x fuel	$9 million	$17 million

Exchange rates used in guidance calculations
	Current – July	Previous – April
GBP	$1.71	$1.68
CAD BRL AUD EUR	$0.93 $0.45 $0.94 $1.35	$0.91 $0.45 $0.93 $1.38
LIQUIDITY AND FINANCING ARRANGEMENTS
As of June 30, 2014, liquidity was $1.1 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2014, 2015, 2016, 2017 and 2018 are $0.2 billion, $0.8 billion, $1.8 billion, $0.9 billion, and $1.3 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2014, 2015, 2016, 2017 and 2018 are $1.4 billion, $1.4 billion, $2.2 billion, $0.3 billion and $1.5 billion, respectively.

Capacity increases for 2014, 2015, 2016, 2017 and 2018 are expected to be 1.7%, 6.9%, 7.0%, 3.7% and 3.9%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.  In the fourth quarter of 2014, the Royal Caribbean International brand takes delivery of the first of three Quantum class vessels.  This is the first new ship delivery for the brand since 2010.

CONFERENCE CALL SCHEDULED

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Represents US GAAP net income adjusted for certain items where the company believes that the adjustment is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included restructuring charges, other costs related to our profitability initiatives and the estimated impact of the divested Pullmantur non-core businesses.  Full year 2014 restructuring and related charges are expected to total approximately $23 million, with approximately $5.4 million remaining for the balance of the year.  The estimated impact of the divested Pullmantur non-core businesses reflect first quarter losses of these businesses adjusted for the ownership percentage we retained as well as intercompany transactions that are no longer eliminated in our consolidated statements of comprehensive income (loss).

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar.  Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”)
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs (and Net Cruise Costs Excluding Fuel) to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.  For the periods prior to the sale of the Pullmantur non-core businesses, Net Cruise Costs excludes the estimated impact of these divested businesses. Net Cruise Costs also excludes initiative costs reported within cruise operating expenses and marketing, selling and administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For the periods prior to the sale of the Pullmantur non-core businesses, Net Revenues excludes the estimated impact of these divested businesses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Yields excludes the estimated impact of these divested businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 42 ships with an additional six under construction contracts.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2014, and expectations regarding the timing and results of our Double-Double initiative, costs related to our restructuring initiatives, and the costs and yields expected in 2014 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Passenger ticket revenues	$1,455,099	$1,366,713	$2,803,302	$2,760,491
Onboard and other revenues	524,944	516,054	1,063,965	1,033,496
Total revenues	1,980,043	1,882,767	3,867,267	3,793,987
Cruise operating expenses:
Commissions, transportation and other	346,180	316,506	672,045	639,443
Onboard and other	150,606	140,710	273,638	262,197
Payroll and related	209,171	208,975	419,972	418,898
Food	119,184	112,530	237,264	232,013
Fuel	242,804	232,471	487,263	474,123
Other operating	262,729	312,427	544,472	579,135
Total cruise operating expenses	1,330,674	1,323,619	2,634,654	2,605,809
Marketing, selling and administrative expenses	260,988	257,948	551,295	531,982
Depreciation and amortization expenses	192,880	186,184	386,615	375,548
Restructuring charges	(86)	1,678	1,650	1,678
Operating Income	195,587	113,338	293,053	278,970

Other income (expense):
Interest income	2,630	3,405	5,906	7,152
Interest expense, net of interest capitalized	(65,260)	(86,877)	(133,831)	(177,059)
Other income (expense)	4,716	(5,119)	(998)	(8,090)
	(57,914)	(88,591)	(128,923)	(177,997)
Net Income	$137,673	$24,747	$164,130	$100,973

Earnings Per Share:
Basic	$0.62	$0.11	$0.74	$0.46
Diluted	$0.62	$0.11	$0.74	$0.46

Weighted-Average Shares Outstanding:
Basic	222,189	219,502	221,745	219,301
Diluted	223,381	220,648	223,055	220,596

Comprehensive Income
Net Income	$137,673	$24,747	$164,130	$100,973
Other comprehensive (loss) income:
Foreign currency translation adjustments	(1,833)	(1,551)	637	(5,795)
Change in defined benefit plans	(2,054)	5,293	(4,085)	5,293
(Loss) gain on cash flow derivative hedges	(20,638)	17,542	(73,553)	(5,058)
Total other comprehensive (loss) income	(24,525)	21,284	(77,001)	(5,560)

Comprehensive Income	$113,148	$46,031	$87,129	$95,413

STATISTICS
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Passengers Carried	1,283,596	1,174,397	2,561,830	2,435,689
Passenger Cruise Days	9,032,618	8,485,968	17,886,254	17,330,559
APCD	8,607,667	8,238,182	17,080,917	16,666,292
Occupancy	104.9%	103.0%	104.7%	104.0%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$185,262	$204,687
Trade and other receivables, net	293,516	259,746
Inventories	143,375	151,244
Prepaid expenses and other assets	299,882	252,852
Derivative financial instruments	56,305	87,845
Total current assets	978,340	956,374

Property and equipment, net	17,474,143	17,517,752
Goodwill	438,367	439,231
Other assets	1,121,361	1,159,590
	$20,012,211	$20,072,947

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$494,579	$1,563,378
Accounts payable	331,462	372,226
Accrued interest	44,006	103,025
Accrued expenses and other liabilities	576,233	563,702
Customer deposits	2,103,140	1,664,679
Total current liabilities	3,549,420	4,267,010
Long-term debt	7,099,269	6,511,426
Other long-term liabilities	514,282	486,246

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
232,639,334 and 230,782,315 shares issued, June 30, 2014
and December 31, 2013, respectively)	2,326	2,308
Paid-in capital	3,223,832	3,159,038
Retained earnings	6,108,116	6,054,952
Accumulated other comprehensive (loss) income	(71,330)	5,671
Treasury stock (10,308,683 common shares at
cost, June 30, 2014 and December 31, 2013)	(413,704)	(413,704)
Total shareholders' equity	8,849,240	8,808,265
	$20,012,211	$20,072,947

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2014	2013
Operating Activities
Net income	$164,130	$100,973
Adjustments:
Depreciation and amortization	386,615	375,548
(Gain) loss on derivative instruments not designated as hedges	(10,841)	25,494
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	15,903	21,084
Decrease in inventories	7,777	4,679
Increase in prepaid expenses and other assets	(35,799)	(53,555)
Decrease in accounts payable	(41,228)	(36,265)
Decrease in accrued interest	(59,019)	(31,259)
Increase (decrease) in accrued expenses and other liabilities	45,730	(6,513)
Increase in customer deposits	388,693	272,329
Other, net	18,968	273
Net cash provided by operating activities	880,929	672,788

Investing Activities
Purchases of property and equipment	(342,472)	(396,073)
Cash received (paid) on settlement of derivative financial instruments	18,096	(25,843)
Investments in unconsolidated affiliates	(68,885)	(35,757)
Cash received on loan to unconsolidated affiliate	66,138	11,993
Other, net	1,280	781
Net cash used in investing activities	(325,843)	(444,899)

Financing Activities
Debt proceeds	1,846,200	1,519,464
Debt issuance costs	(33,627)	(20,554)
Repayments of debt	(2,334,396)	(1,670,248)
Dividends paid	(131,857)	(54,098)
Proceeds from exercise of common stock options	54,938	6,918
Cash received on settlement of derivative financial instruments	22,835	-
Other, net	941	742
Net cash used in financing activities	(574,966)	(217,776)

Effect of exchange rate changes on cash	455	206

Net (decrease) increase in cash and cash equivalents	(19,425)	10,319
Cash and cash equivalents at beginning of period	204,687	194,855
Cash and cash equivalents at end of period	$185,262	$205,174

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$173,470	$199,288

Non cash Investing Activities
Purchases of property and equipment through asset trade in	$-	$46,375

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2014	2014 On a Constant Currency basis	2013	2014	2014 On a Constant Currency basis	2013
Passenger ticket revenues	$1,455,099	$1,456,740	$1,366,713	$2,803,302	$2,843,461	$2,760,491
Onboard and other revenues	524,944	523,820	516,054	1,063,965	1,064,584	1,033,496
Total revenues	1,980,043	1,980,560	1,882,767	3,867,267	3,908,045	3,793,987
Less:
Commissions, transportation and other	346,180	345,544	316,506	672,045	678,005	639,443
Onboard and other	150,606	149,711	140,710	273,638	273,798	262,197
Net Revenues including divested businesses	1,483,257	1,485,305	1,425,551	2,921,584	2,956,242	2,892,347
Less:
Net Revenues related to divested businesses
prior to sales transaction	-	-	39,431	35,656	34,403	72,545
Net revenues	$1,483,257	$1,485,305	$1,386,120	$2,885,928	$2,921,839	$2,819,802

APCD	8,607,667	8,607,667	8,238,182	17,080,917	17,080,917	16,666,292
Gross Yields	$230.03	$230.09	$228.54	$226.41	$228.80	$227.64
Net Yields	$172.32	$172.56	$168.26	$168.96	$171.06	$169.19

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2014	2014 On a Constant Currency basis	2013	2014	2014 On a Constant Currency basis	2013
Total cruise operating expenses	$1,330,674	$1,328,146	$1,323,619	$2,634,654	$2,642,448	$2,605,809
Marketing, selling and administrative expenses	260,988	258,818	257,948	551,295	548,640	531,982
Gross Cruise Costs	1,591,662	1,586,964	1,581,567	3,185,949	3,191,088	3,137,791
Less:
Commissions, transportation and other	346,180	345,544	316,506	672,045	678,005	639,443
Onboard and other	150,606	149,711	140,710	273,638	273,798	262,197
Net Cruise Costs including divested businesses	1,094,876	1,091,709	1,124,351	2,240,266	2,239,285	2,236,151
Less:
Net Cruise Costs related to divested businesses
prior to sales transaction	-	-	49,196	47,854	46,158	84,167
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	8,562	8,472	-	13,796	12,796	-
Net Cruise Costs	1,086,314	1,083,237	1,075,155	2,178,616	2,180,331	2,151,984
Less:
Fuel	242,804	243,770	232,471	487,263	489,700	474,123
Net Cruise Costs Excluding Fuel	$843,510	$839,467	$842,684	$1,691,353	$1,690,631	$1,677,861

APCD	8,607,667	8,607,667	8,238,182	17,080,917	17,080,917	16,666,292
Gross Cruise Costs per APCD	$184.91	$184.37	$191.98	$186.52	$186.82	$188.27
Net Cruise Costs per APCD	$126.20	$125.85	$130.51	$127.55	$127.65	$129.12
Net Cruise Costs Excluding Fuel per APCD	$98.00	$97.53	$102.29	$99.02	$98.98	$100.67

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	June 30,	December 31,
	2014	2013

Long-term debt, net of current portion	$7,099,269	$6,511,426
Current portion of long-term debt	494,579	1,563,378
Total debt	7,593,848	8,074,804
Less: Cash and cash equivalents	185,262	204,687
Net Debt	$7,408,586	$7,870,117

Total shareholders' equity	$8,849,240	$8,808,265
Total debt	7,593,848	8,074,804
Total debt and shareholders' equity	$16,443,088	$16,883,069
Debt-to-Capital	46.2%	47.8%
Net Debt	$7,408,586	$7,870,117
Net Debt and shareholders' equity	$16,257,826	$16,678,382
Net Debt-to-Capital	45.6%	47.2%

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Income	$137,673	$24,747	$164,130	$100,973
Restructuring charges	(86)	1,678	1,650	1,678
Other initiative costs	9,122	-	16,035	-
Estimated impact of divested businesses prior to sales transaction	-	7,772	11,013	9,696
Adjusted Net Income	$146,709	$34,197	$192,828	$112,347

Weighted-Average Shares Outstanding - Diluted	223,381	220,648	223,055	220,596

Earnings per Share - Diluted	$0.62	$0.11	$0.74	$0.46
Restructuring charges	-	0.01	-	0.01
Other initiative costs	0.04	-	0.07	-
Estimated impact of divested businesses prior to sales transaction	-	0.03	0.05	0.04
Adjusted Earnings per Share - Diluted	$0.66	$0.15	$0.86	$0.51